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DOV Pharmaceutical, Inc.
Investor Relations and Corporate Communications
(732) 907-3600

DOV Pharmaceutical, Inc. Announces Second Quarter 2007 Results

SOMERSET, NJ, August 8, 2007 - DOV Pharmaceutical, Inc. (“DOV” or the “Company”) (Pink Sheets: DOVP.PK) announced today results for the second quarter ending June 30, 2007.

Second Quarter 2007 Performance

For the second quarter of 2007, the Company reported a net loss attributable to common stockholders of $2.4 million, or $0.05 per share, as compared with $20.6 million, or $0.88 per share, for the comparable period in 2006. For the six months ended June 30, 2007, the Company reported a net loss attributable to common stockholders of $2.5 million, or $0.07 per share, compared with $40.9 million, or $1.76 per share, for the comparable period in 2006. At June 30, 2007, cash and cash equivalents and marketable securities totaled $14.7 million.

Revenue. Revenue for the six months ended June 30, 2007 is comprised of the $7.5 million received from XTL Biopharmaceuticals Ltd. ("XTL") upon the licensing of bicifadine to a subsidiary of XTL on January 15, 2007 and from reimbursement of certain costs incurred by the Company for services provided during the transition period following the consummation of such licensing transaction. Revenue for the three months ended June 30, 2007 is attributable to the reimbursement of certain costs incurred by the Company for services provided to XTL. Revenue for the three and six months ended June 30, 2006 was comprised of amortization of the $35.0 million up-front fee the Company received upon the signing of the license agreement for its collaboration with Merck. The up-front payment was deferred and amortized to revenue over the estimated research and development period of 72 months. In December 2006, the license agreement was terminated. Thus, the remaining deferred revenue was recognized during the fourth quarter of 2006 upon such termination and no revenue was recorded in the three and six months ended June 30, 2007.

Research and Development Expense. Research and development expense decreased $9.0 million to $2.5 million for the second quarter of 2007, from $11.5 million for the comparable period in 2006. For the six months ended June 30, 2007, research and development expense decreased $20.1 million to $9.3 million, from $29.4 million for the comparable period in 2006. For the three months ended June 30, 2007, the decrease is primarily associated with decreased clinical development costs of $6.7 million for bicifadine and decreased payroll and payroll related expenses of $2.0 million. For the six months ended June 30, 2007, the decrease is primarily associated with decreases in clinical development costs for bicifadine of $16.7 million, payroll and payroll related expenses of $1.6 million, travel expenses of $440,000 and professional fees of $535,000. The Company licensed bicifadine to XTL in January 2007 and, as such, is no longer incurring development expenditures on this program and has reduced headcount significantly in relation to the comparable periods of 2006.

General and Administrative Expense. General and administrative expense decreased $8.7 million to $1.8 million for the second quarter of 2007, from $10.5 million for the comparable period in 2006. For the six months ended June 30, 2007, general and administrative expense decreased $8.3 million to $6.3 million, from $14.6 million for the comparable period in 2006.  For the three months ended June 30, 2007, the decrease is primarily attributable to decreases of $8.0 million in payroll and related benefits, $383,000 in rent expense and $235,000 in professional fees. The decrease in payroll and payroll related expenses is primarily the result of decreases of $6.3 million in non-cash compensation expense, $1.4 million in severance obligations and $268,000 in payroll expenses due to overall lowered headcount. For the six months ended June 30, 2007, the decrease is primarily attributable to decreases of $7.2 million in payroll and payroll related expenses, $356,000 in office and related expenses and $503,000 in professional fees. The decrease in payroll and payroll related expenses is primarily the result of decreases of $4.7 million in non-cash stock compensation, $1.4 million in severance obligations and $982,000 in payroll expenses due to overall lowered headcount.

License Expense. License expense for the six months ended June 30, 2007 is comprised of the $5.0 million paid to Wyeth and $500,000 paid to Elan in connection with the licensing of certain rights to bicifadine to XTL in January 2007. As these milestone payments are prior to FDA approval, the entire amount was expensed in the first quarter of 2007.

Gain on Revaluation of Warrants. At March 31, 2007, the Company estimated the fair value of the warrants distributed to common stockholders pursuant to the Exchange Offer at $4.6 million using a Black-Scholes methodology. The liability was revalued at the date the registration statement for the shares underlying the warrants was deemed effective, or June 25, 2007. The liability value was reduced by $1.4 million and was recorded as other income during the quarter and six months ended June 30, 2007. The warrants were then reclassified from a liability to equity.

Gain on Extinguishment of Convertible Debentures and Other Income, Net. In March 2007, the Company consummated an Exchange Offer pursuant to which $67.5 million in principal amount of the Company’s outstanding convertible subordinated debentures were exchanged for 439,784 shares of series C and 100,000 shares of series D convertible preferred stock and $14.3 million in cash, which included interest of $843,000. The difference between the amount of the face value of the debentures and the fair value of the assets given up in the exchange of $8.4 million was recorded as a gain on debt extinguishment in the first quarter of 2007. The series C convertible preferred stock was converted into 84,010,232 shares of common stock on June 11, 2007.

About DOV

DOV is a biopharmaceutical company focused on the discovery, acquisition and development of novel drug candidates for central nervous system disorders. The Company's product candidates address some of the largest pharmaceutical markets in the world including depression, pain and insomnia.

Cautionary Note

Statements in this press release that are not historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. You can also identify forward-looking statements by the following words: may, will, should, expect, intend, plan, anticipate, believe, estimate, predict, potential, continue or the negative of these terms or other comparable terminology. We caution you that forward-looking statements are inherently uncertain and are simply point-in-time estimates based on a combination of facts and factors currently known by us about which we cannot be certain or even relatively confident. Actual results or events will surely differ and may differ materially from our forward-looking statements as a result of many factors, some of which we may not be able to predict or may not be within our control. Such factors may also materially adversely affect our ability to achieve our objectives and to successfully develop and commercialize our product candidates, including our ability to:

▪	raise substantial additional capital in order to fund operations;
▪	obtain and maintain all necessary patents, licenses and other intellectual property rights;
▪	demonstrate the safety and efficacy of product candidates at each stage of development;
▪	meet our development schedule for our product candidates, including with respect to clinical trial initiation, enrollment and completion;
▪	meet applicable regulatory standards and receive required regulatory approvals on our anticipated time schedule or at all;
▪	meet or require our partners to meet obligations and achieve milestones under our license and other agreements;
▪	maintain collaborations as required with pharmaceutical partners;
▪	seek and evaluate strategic alternatives, including with respect to collaborations and partnerships for certain of our development programs and compounds; and
▪	produce drug candidates in commercial quantities at reasonable costs and compete successfully against other products and companies.

You should also refer to the risks discussed in our filings with the Securities and Exchange Commission including those contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 that was filed on March 30, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 that was filed on May 15, 2007 and the Quarterly Report on Form 10-Q that is expected to be filed on or about August 8, 2007. We qualify all our forward-looking statements by these cautionary statements. Readers should not place undue reliance on our forward-looking statements. We do not undertake any obligation and do not intend to update any forward-looking statement.

CONSOLIDATED BALANCE SHEET DATA

	June 30, 2007	December 31, 2006
	(Unaudited)
Cash, cash equivalents and marketable securities	$14,746,882	$42,291,794
Restricted cash—long-term	4,211,109	4,211,109
Total assets	21,588,431	50,361,322
Working capital	13,174,360	21,137,376
Short-term debt	---	16,021,600
Long-term debt	---	53,978,400
Total stockholders' equity (deficit)	9,947,854	(29,634,088)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Revenue	$288,284	$1,279,778	$8,255,998	$2,657,731
Operating expenses:
Research and development expense	2,467,697	11,519,715	9,326,841	29,398,651
General and administrative expense	1,830,113	10,542,989	6,343,739	14,553,211
License expense	—	—	5,500,000	—

Loss from operations	(4,009,526)	(20,782,926)	(12,914,582)	(41,294,131)
Interest income	261,912	753,808	774,876	1,589,391
Interest expense	—	(600,774)	(90,924)	(1,200,751)
Gain on revaluation of warrants	1,350,000	—	1,350,000	—
Gain on extinguishment of convertible debentures and other income (expense), net	(3,211)	15,105	8,397,429	21,737
Net loss	$(2,400,825)	$(20,614,787)	$(2,483,201)	$(40,883,754)

Basic and diluted net loss per share	$(0.05)	$(0.88)	$(0.07)	$(1.76)
Weighted average shares used in computing basic and diluted net loss per share	44,284,255	23,310,626	35,534,473	23,255,425